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                                                                                       EXHIBIT 12
                                                                                       ----------


                          TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                       (Dollars in millions)

                                                     1998     1997     1996     1995     1994
                                                    -----    -----    -----    -----    -----

Income from continuing operations before
  income taxes and fixed charges:
    Income before extraordinary item and
      interest expense on loans,
      capitalized interest amortized,
      and provision for income taxes..........      $ 710    $ 825   $   65   $1,530   $  943
    Add interest attributable to
      rental and lease expense................         41       44       44       41       40
                                                    -----    -----   ------   ------   ------
                                                    $ 751    $ 869   $  109   $1,571   $  983
                                                    =====    =====   ======   ======   ======

Fixed charges:
  Total interest on loans (expensed
    and capitalized)..........................      $  85    $ 114   $  108   $   69   $   58
  Interest attributable to rental
    and lease expense.........................         41       44       44       41       40
                                                    -----    -----    -----    -----    -----
Fixed charges.................................      $ 126    $ 158   $  152   $  110   $   98
                                                    =====    =====   ======   ======   ======



Ratio of earnings to fixed charges............        6.0      5.5        *     14.3     10.0
                                                    =====    =====   ======   ======   ======



* Not meaningful.  The coverage deficiency was $43 million in 1996.
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